Exhibit 99.1

REATA PHARMACEUTICALS, INC. ANNOUNCES THIRD QUARTER 2019 FINANCIAL RESULTS AND AN UPDATE ON DEVELOPMENT PROGRAMS

Conference call with management scheduled for today, November 12, 2019 at 8:00 AM ET

PLANO, Texas—November 12, 2019—Reata Pharmaceuticals, Inc. (Nasdaq: RETA) (“Reata” or the “Company”), a clinical-stage biopharmaceutical company, today announced financial results for the third quarter ended September 30, 2019, and provided an update on the Company’s business and product development programs.

Recent Company Highlights

•	Reported positive, topline one-year data from the pivotal CARDINAL study of bardoxolone methyl in patients with chronic kidney disease caused by Alport syndrome
•	Reported positive topline data from the pivotal MOXIe study of omaveloxolone in patients with Friedreich’s ataxia

Third Quarter Financial Highlights

The Company incurred total expenses of $46.8 million for the quarter ended September 30, 2019, with research and development accounting for $32.3 million.  This compares to total expenses of $34.7 million for the same period of the year prior, when research and development accounted for $27.1 million.  We reported a net loss of $39.7 million or $1.32 per share for the quarter ended September 30, 2019.  This compares to a net loss of $30.8 million or $1.07 per share in the same period of the year prior.

The net loss for the three-month period compared to the year prior is primarily driven by an increase in expenses offset with an increase in revenue.  Higher expenses were driven by an increase in research and development expenses due to clinical, manufacturing, and medical affairs activities, and an increase in personnel expenses to support growth of our development activities.

We incurred total expenses of $124.6 million for the nine month period ended September 30, 2019, with research and development accounting for $87.9 million.  This compares to total expenses of $97.1 million for the same period of the year prior, when research and development accounted for $72.0 million.  We reported a net loss of $103.2 million or $3.44 per share for the nine month period ended September 30, 2019.  This compares to a net loss of $55.0 million or $2.03 per share in the same period of the year prior.

The increase in net loss for the nine month period ended September 30, 2019 is driven primarily by both an increase in expenses and a decrease in revenue.  Higher expenses were driven by an increase in research and development expenses due to clinical, manufacturing, and medical affairs activities, and an increase in personnel expenses to support growth of our development activities.  Revenue to date has primarily been related to license and collaboration agreements entered into during 2009, 2010, and 2011.  Additional revenue related to variable consideration that was included in the transaction price under the KKC Agreement was recognized in the prior year period. Since we did not have a similar event in the current period, the revenue decreased by comparison.

Our cash-based operating expenses, a non-GAAP measure, were $41.2 million and $109.9 million for the three and nine months ended September 30, 2019, respectively.  This compares to $31.9 million and $89.0 million for the same periods of the year prior.  The increase in cash-based operating expenses for the three and nine months ended September 30, 2019, were driven by increased manufacturing and clinical activities, as well as increased personnel costs to support growth in our development activities.  We expect our cash-based operating expenses to continue to increase in the future as we advance bardoxolone methyl and omaveloxolone through ongoing and future clinical trials, scale manufacturing for registrational and validation purposes, advance other product candidates into mid- and later-stage clinical trials, expand our product candidate portfolio, increase both our research and development and administrative personnel, and plan for commercialization of our product candidates.

At September 30, 2019, we had $240.1 million in cash and cash equivalents.  We expect our current cash, along with our access to additional equity or debt funding, will enable us to meet our current obligations through December 31, 2020.

Non-GAAP Financial Measures

In addition to the U.S. generally accepted accounting principles (GAAP) financial highlights, this earnings release includes cash-based operating expenses, a non-GAAP financial measure, which the Company defines as total expenses excluding stock-based compensation expense and depreciation expense.  A reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure is presented in the table below in this earnings release.

We believe that this non-GAAP financial measure, in addition to GAAP financial measures, provides a meaningful measure of our ongoing business and operating performance by allowing investors to analyze our financial results similarly to how management analyzes our financial results by viewing period expense totals more indicative of effort directly expended to advance the business and our product candidates.  Non-GAAP financial measures should be considered in addition to, not in isolation or as a substitute for, GAAP financial measures.  In addition, our non-GAAP financial measure may differ from similarly named measures used by other companies.

CONFERENCE CALL INFORMATION
Date:	November 12, 2019
Time:	8:00 a.m. ET
Audience Dial-in (toll-free):	(844) 348-3946
Audience Dial-in (international):	(213) 358-0892
Conference ID:	4159656
Webcast Link:	https://edge.media-server.com/mmc/p/ofwujzj9

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consolidated Statements of Operations	(Unaudited)
	(in thousands, except share and per share data)
Collaboration revenue
License and milestone	$7,898	$4,766	$23,437	$44,452
Other revenue	344	409	409	685
Total collaboration revenue	8,242	5,175	23,846	45,137
Expenses
Research and development	32,279	27,144	87,948	71,979
General and administrative	14,283	7,486	36,027	24,802
Depreciation	258	105	659	311
Total expenses	46,820	34,735	124,634	97,092
Other income (expense)
Investment income	1,311	1,094	4,812	1,787
Interest expense	(2,389)	(2,360)	(7,199)	(3,773)
Loss on extinguishment of debt	-	-	-	(1,007)
Other income (expense)	-	-	7	-
Total other income (expense)	(1,078)	(1,266)	(2,380)	(2,993)
Loss before taxes on income	(39,656)	(30,826)	(103,168)	(54,948)
Provision for taxes on income	38	9	60	15
Net loss	$(39,694)	$(30,835)	$(103,228)	$(54,963)
Net loss per share—basic and diluted	$(1.32)	$(1.07)	$(3.44)	$(2.03)
Weighted-average number of common shares used in net loss per share basic and diluted	30,110,391	28,704,853	30,004,211	27,022,269

	As of September 30, 2019 (unaudited)	As of December 31, 2018
	(in thousands)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$240,149	$337,790
Working capital	171,969	286,353
Total assets	259,123	345,208
Term loan (including current portion, net of issuance cost)	80,236	79,219
Deferred revenue (including current portion)	202,284	225,721
Accumulated deficit	(523,551)	(420,323)
Total stockholders’ equity (deficit)	$(67,423)	$15,159

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table presents results for the three and nine months ending (in thousands) (unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Unaudited)
Total expenses - GAAP	$46,820	$34,735	$124,634	$97,092
Stock-based compensation expense	(5,380)	(2,745)	(14,090)	(7,783)
Depreciation	(258)	(105)	(659)	(311)
Cash-based operating expenses - Non-GAAP	$41,182	$31,885	$109,885	$88,998

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone methyl (bardoxolone) and omaveloxolone, target the important transcription factor Nrf2 that promotes restoration of mitochondrial function, reduction of oxidative stress, and inhibition of pro-inflammatory signaling.  Bardoxolone and omaveloxolone are investigational drugs, and their safety and efficacy have not been established by any agency.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, our plans to submit regulatory filings, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” “model,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) whether regulatory authorities determine that additional trials or data are necessary in order to obtain approval; (iv)  the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (v) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Reata Pharmaceuticals, Inc.

(972) 865-2219

http://reatapharma.com

Investors:

Vinny Jindal

Vice President, Strategy

(469) 374-8721

ir@reatapharma.com

http://reatapharma.com/contact-us/

Media:

Matt Middleman, M.D.

LifeSci Public Relations

(646) 627-8384

matt.middleman@lifescipublicrelations.com